EXHIBIT 4.102


                           LABBE PROPERTY - ONTARIO

This Agreement is dated for reference the 4th day of January, 2006.

BETWEEN:

                  FREDERICK J. ROSS                                  (AS TO 20%)
                  958 Park Avenue
                  Timmins, Ontario   P4N 7K6

                  CHRISTINA MCMANUS                                  (AS TO 20%)
                  517 Spruce Street North
                  Timmons, Ontario   P4N 6O1

                  DENIS MORIN                                        (AS TO 20%)
                  O
                  O, Ontario   O

                  FERNAND MORIN                                      (AS TO 20%)
                  O
                  O, Ontario   O

                  ROGER DENNOMME                                     (AS TO 20%)
                  O
                  O, Ontario   O

                                                  COLLECTIVELY OF THE FIRST PART

                  (the  above  hereinafter   referred  to  collectively  as  the
                  "Optionor")

AND:

                  AMADOR GOLD CORP.
                  711 - 675 West Hastings Street
                  Vancouver, British Columbia  V6B 1N2

                  (the above hereinafter referred to as the "Optionee")

                                                              OF THE SECOND PART

WHEREAS the Optionor is the recorded and beneficial owner of certain mining claims situated in Horwood Township, Ontario more particularly described in Schedule "A" attached hereto (the "Property");

AND WHEREAS the Optionor desires to grant and the Optionee is desirous of obtaining an option to acquire a 100% undivided interest in and to the Property upon terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1.       GRANT OF OPTION

The Optionor grants to the Optionee the sole, exclusive and irrevocable right and option (the "Option") to acquire an undivided 100% right, title and interest in and to the Property, subject to the Royalty Interest pursuant to paragraph 6 hereof, in accordance with the terms of this Agreement.

2.       OPTION ONLY

This is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment. If this Agreement is terminated before the Optionee has earned its 100% interest in the Property the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement and all payments theretofore paid by the Optionee shall be retained by the Optionor as the sole consideration for entering into this Agreement and for the rights conferred on the Optionee thereby.

3.       TERMS OF THE OPTION

In order to maintain the Option in good standing and earn 100% right, title and undivided interest in and to the Property the Optionee, subject to paragraph 2, shall:

         (a) pay to the Optionor $5,000 within 10 days of regulatory approval;

         (b) pay to the Optionor a further $10,000 on or before January 4, 2007;

         (c) pay to the Optionor a further $15,000 on or before January 4, 2008;

         (d) issue to the Optionor 50,000 common shares of the Optionee upon receipt of regulatory approval;

         (e) issue to the Optionor a further 50,000 common shares of the Optionee on or before January 4, 2007; and

         (f) issue to the Optionor a further 100,000 common shares of the Optionee on or before January 4, 2008.

4.       EXERCISE OF THE OPTION

If the Optionee has paid $30,000 and issued 200,000 common shares of the Optionee to the Optionor, the Optionee shall be deemed to have exercised the Option and will have acquired an undivided 100% right, title and interest in and to the Property, subject only to the Royalty Interest reserved to the Optionor pursuant to paragraph 6 hereof.

5.       RIGHT OF ENTRY

During the term of the Option the Optionee and its employees, agents and any person duly authorized by the Optionee shall have the sole and exclusive right to:


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


         (a)      enter in, under and upon the Property;

         (b)      have exclusive and quiet possession thereof;

         (c) do such prospecting, exploration, development or other mining work thereon and thereunder as the Optionee in its sole discretion may consider advisable;

         (d) bring upon and erect upon the Property such mining facilities as the Optionee may consider advisable; and

         (e) remove from the Property and sell or otherwise dispose of mineral products derived therefrom.

6.       ROYALTY INTEREST

The Optionor shall be entitled to receive and the Optionee shall pay to the Optionor a royalty equal to 3% of the net smelter returns (the "Royalty Interest") calculated and payable from the Property in accordance with the provisions of Schedule "B" attached hereto.

The Optionee may at any time purchase two-thirds of the Royalty Interest from the Optionor for $1,000,000, thereby leaving the Optionor with a 1% Royalty Interest.

The Optionor grants to the Optionee a right of first refusal on any sale of the Royalty Interest.

7.       NOTICE OF DEFAULT AND TERMINATION BY OPTIONOR

If the Optionee should be in default in making any payments or performing any other of its obligations hereunder, the Optionor may give written notice to the Optionee specifying the default. The Optionee shall not lose any rights granted under this Agreement so long as, within thirty (30) days after the giving of such notice of default by the Optionor, the Optionee takes reasonable steps to cure the specified default. If the Optionee fails to take reasonable steps within the thirty (30) day period to cure the default the Optionor shall be entitled thereafter to terminate this Agreement by giving written notice of termination to the Optionee. Upon termination of this Agreement by the Optionor the provisions of paragraph 14 shall apply.

8.       NO PRODUCTION OBLIGATION

The Optionee shall be under no obligation whatsoever to place the Property into production, and in the event commercial production is commenced the Optionee shall have the right at any time to curtail or suspend such production as it in its absolute discretion may determine.

9.       TRANSFER OF PROPERTY

The Property will be transferred when the provisions in paragraph 3 have been met.

10.      EXCLUSION OF PROPERTY

The Optionee shall have the right at any time and from time to time to elect to exclude from this Agreement any portion of the Property by written notice to the Optionor of this election; provided that any portion of the Property so excluded shall be in good standing, free and clear of all liens and encumbrances with a minimum of two years assessment applied, and provided


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


further that the Optionee, if requested by the Optionor in writing, shall deliver to the Optionor recorded transfers of the Property area so excluded in favour of the Optionor.

11.      COVENANTS OF THE OPTIONEE

During the currency of this Agreement, the Optionee shall:

         (a) keep the Property in good standing by doing and filing of all assessment work or by making payments in lieu thereof, and by the doing all other acts and things and making all other payments which may be necessary in that regard;

         (b) permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionee in connection with work done or with respect to the Property, provided the Optionor shall not, without the prior written consent of the Optionee, such consent not to be unreasonably withheld, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction or agreed to by the Optionee or its representative alike; and

         (c) conduct all work on or with respect to the Property in a careful and workmanlike manner and in compliance with the applicable laws of the jurisdiction in which the Property is located and indemnify and save the Optionor harmless from any and all claims, suits or actions made or brought against the Optionors as a result of work done by the Optionee on or with respect to the Property.

12.      COVENANTS OF THE OPTIONOR

During the currency of this Agreement, the Optionor covenants and agrees with the Optionee to:

         (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

         (b) make available to the Optionee and its representatives all records and files relating to the Property in its possession and permit the Optionee and its representatives to take abstracts therefrom and make copies thereof;

         (c)      co-operate   with  the   Optionee  in   obtaining   any  water
                  appropriation licence, and any surface and other rights on or related to the Property, the Optionee deems desirable; and

         (d) promptly provide the Optionee with any and all notices and correspondence from government agencies, including but not limited to the Ministry of Northern Development and Mines, in respect of the Property.

13.      REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

The Optionor hereby represents and warrants to the Optionee that:

         (a) the Optionor is the legal and beneficial owner of the Property;

         (b) the Property consists of those mining claims more particularly described in Schedule "A", all of which were duly and validly located and recorded in accordance with the applicable laws of Ontario and are valid and subsisting as of the date of execution and delivery of this Agreement;

         (c) the Property is in good standing, free and clear of all liens, charges and encumbrances;

         (d) there are no pending or threatened actions, suits, claims or proceedings regarding the Property; and

         (e) the Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same.

The representations and warranties of the Optionor herein before set out, form a part of this Agreement and are conditions upon which the Optionee has relied on in entering into this Agreement and shall survive the exercise of the Option by the Optionee. The Optionor shall indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition contained in this Agreement. The Optionor acknowledges and agrees that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to the Optionee or its officers, directors or professional advisors shall limit or extinguish the right to indemnity hereunder. The Optionee may deduct the amount of any such loss or damage from any amounts payable by it to the Optionor hereunder.

14.      TERMINATION PRIOR TO ACQUISITION OF INTEREST

If this Agreement is terminated prior to the exercise of the Option by the Optionee, the Optionee shall forthwith:

(a) return to the Optionor at no cost to the Optionor 100% undivided right, title and interest in the Property, in good standing, free and clear of all liens and encumbrances;

(b) deliver copies of all exploration and development data not previously delivered; and

(c) remove from the Property within twenty four (24) months of the effective date of termination all mining facilities erected, installed or brought upon the Property by or at the instance of the Optionee, and any mining facilities remaining on the Property after the expiration of the said period of twenty four (24) months shall, without compensation to the Optionee, become the property of the Optionor at his option.

15.      ADDITIONAL TERMINATION

In addition to any other termination provisions contained in this Agreement, the Optionee shall at any time have the right to terminate this Agreement without liability therefor by giving notice in writing of such termination to the Optionor, and in the event of such termination, this Agreement, save and except for the provisions of paragraph 14 hereof, shall be of no further force and effect.


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


16.      FORCE MAJEURE

If the Optionee is prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of the Optionee, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay. The Optionee, insofar as is possible, shall promptly give written notice to the Optionor of the particulars of the reasons for any prevention or delay under this paragraph, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Optionor as soon as such cause ceases to subsist.

17.      NOTICE

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada, (save and except during the period of any interruption in the normal postal service within Canada) or sent by facsimile transfer or courier to either party at the addresses first set out above and any notice given as aforesaid shall be deemed to have been given, if delivered or by facsimile transfer, when delivered, or if by mail, or courier, on the third business day after the date sent by mail or courier thereof. Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

18.      PAYMENTS AND SHARE ISSUANCES

The Optionor acknowledges that any issuance of common shares under this Agreement shall be subject to the approval of the TSX Venture Exchange and that the Optionee shall not therefor be considered in default with respect to such payment while actively pursuing such approval, but in any event, such common shares must be issued within sixty (60) days after the due date. The Optionor acknowledges that a hold period may be required pursuant to applicable securities laws.

In the event of a capital reorganization, reclassification, subdivision or consolidation of the capital stock of the Company, or the merger, amalgamation, or other corporate combination of the Company with, or the sale of all or substantially all of its assets to, one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for common shares of the Optionee (collectively or individually a "Fundamental Change") prior to the common share issuances pursuant to paragraph 3 hereof, then at the time the common shares would have been issued pursuant to this Agreement and in lieu of issuing the common shares which, but for such Fundamental Change and this provision would have been issued pursuant to this Agreement, the Optionee or its successor shall instead issue and deliver to the Optionor that number and class of shares and/or other securities and property that would have been issued and delivered as a result of the Fundamental Change in exchange for the common shares which the Optionee is obligated to pay, if such issuance had occurred prior to the occurrence of the Fundamental Change. The adjustments so provided for herein are cumulative.

19.      FURTHER ASSURANCES

The parties hereto agree to execute all such further or other assurances and documents and to do or cause to be done all acts necessary to implement and carry into effect the provisions and intent of this Agreement.

20.      ASSIGNMENT

This Agreement and any agreement contemplated hereby may be assigned by the Optionee at its sole discretion, except that the Optionee agrees that it shall not dispose of more than a 49% interest in and to the Property to a related party (as defined herein) without the written consent of the Optionor. For the purposes of this section a related party shall have the meaning ascribed to it by the TSX Venture Exchange or such other stock exchange as the Optionee may have its shares listed.

21.      TITLES

The titles to the respective paragraphs hereof shall not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

22.      SCHEDULES

The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if they were contained in the body hereof.

23.      VOID OR INVALID PROVISION

If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be affected, impaired or invalidated thereby.

24.      SUCCESSORS AND ASSIGNS

This  Agreement  shall enure to the  benefit of and be binding  upon the parties
hereto  and  their  respective   successors,   assigns,   heirs,   executors  or
administrators as the case may be.

25.      APPROVALS

The Optionee and the Optionor hereby acknowledge that this Agreement shall be subject to all necessary regulatory approvals and the approval of the Board of Directors of the Optionee.

26.      ARBITRATION

If any question, difference or dispute shall arise between the parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

         (a) the party or parties sharing one side of the dispute shall name a first arbitrator and give notice thereof to the party or parties sharing the other side of the dispute (the "First Arbitrator");

         (b) the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name a second arbitrator (the "Second Arbitrator"); and

         (c) the First Arbitrator and Second Arbitrator shall, within fifteen (15) days of the naming of the latter of them, select a third arbitrator.

The expense of the arbitration shall be borne by the losing party to the dispute. If the parties on either side of the dispute fail to name their arbitrator within the time limited or to proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the Arbitration Act of the Province of Ontario, and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive, non appealable to any court and binding upon all the parties.

27.      GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the parties hereto attorn to the jurisdiction of the courts thereof and irrevocably agree that the proper venue for any action commenced with respect to matters arising out of this Agreement shall be Ontario.

28.      PRIOR AGREEMENTS

This Agreement supersedes all prior agreements between the parties hereto with respect to the Property, which said prior agreements shall be deemed to be null and void upon the execution hereof.

29.      EXECUTION IN COUNTERPARTS

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document.

30.      TIME OF ESSENCE

Time shall be of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

SIGNED, SEALED and DELIVERED by             )
FREDERICK J. ROSS in the presence of:       )
                                            )
                                            )         BY: /S/ FREDERICK J. ROSS
------------------------------------        )             ----------------------
Name                                        )             FREDERICK J. ROSS
                                            )
------------------------------------        )
Address                                     )
                                            )
------------------------------------        )
Occupation                                  )

SIGNED, SEALED and DELIVERED by             )
CHRISTINA MCMANUS in the presence of:       )
                                            )
                                            )         BY: /S/ CHRISTINA MCMANUS
------------------------------------        )             ----------------------
Name                                        )             CHRISTINA MCMANUS
                                            )
------------------------------------        )
Address                                     )
                                            )
------------------------------------        )
Occupation                                  )

SIGNED, SEALED and DELIVERED by             )
DENIS MORIN in the presence of:             )
                                            )
                                            )         BY: /S/ DENIS MORIN
------------------------------------        )             ----------------------
Name                                        )             DENIS MORIN
                                            )
------------------------------------        )
Address                                     )
                                            )
------------------------------------        )
Occupation                                  )

SIGNED, SEALED and DELIVERED by             )
FERNAND MORIN in the presence of:           )
                                            )
                                            )         BY: /S/ FERNAND MORIN
------------------------------------        )             ----------------------
Name                                        )             FERNAND MORIN
                                            )
------------------------------------        )
Address                                     )
                                            )
------------------------------------        )
Occupation                                  )

SIGNED, SEALED and DELIVERED by             )
ROGER DENNOMME in the presence of:          )
                                            )
                                            )         BY: /S/ ROGER DENNOMME
------------------------------------        )             ----------------------
Name                                        )             ROGER DENNOMME
                                            )
------------------------------------        )
Address                                     )
                                            )
------------------------------------        )
Occupation                                  )

The COMMON SEAL of                          )
AMADOR GOLD CORP.                           )
was hereunto affixed in the presence of:    )
                                            )
BY:  /S/ RICHARD W. HUGHES                  )
------------------------------------        )
Authorized Signatory                        )


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


                                  SCHEDULE "A"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 4TH DAY OF JANUARY, 2006 BETWEEN FREDERICK J. ROSS, CHRISTINA MCMANUS, DENIS MORIN, FERNAND MORIN, ROGER DENNOMME AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

The Property consists of the following claim numbers, units and expiry dates:

   CLAIM NUMBERS                    UNITS                      EXPIRY DATES
   -------------                    ------                    --------------
      1189736                         9                       March 27, 2007


    *************************************************************************


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


                                  SCHEDULE "B"

REFERRED TO IN THE AGREEMENT DATED FOR REFERENCE THE 4TH DAY OF JANUARY, 2006 BETWEEN FREDERICK J. ROSS, CHRISTINA MCMANUS, DENIS MORIN, FERNAND MORIN, ROGER DENNOMME AND AMADOR GOLD CORP.
--------------------------------------------------------------------------------

                                    ROYALTIES

1. For all diamonds, gems and other precious and semi-precious stones ("STONE PRODUCTS") mined or produced from the Property, the Optionee shall pay to the Optionor a Royalty equal to a percentage of the net sales returns ("NSAR") realized from the sale or disposition of the Stone Products.

2. For all metals, bullion, concentrates or ores ("OTHER PRODUCTS") mined or produced from the Property, the Optionee shall pay to the Optionor a Royalty equal to a percentage of the net smelter returns ("NSMR") realized or deemed to be realized as hereinafter provided, from the sale or disposition of the Other Products.

3. The aforementioned percentage of the NSAR and percentage of the NSMR shall be that determined in accordance with the provisions of Section
         4.1 of the Agreement to which this Schedule B forms a part; and in the calculation of the Royalty, such percentage is applied to 100% of the NSAR or NSMR, as the case may be, regardless of dilution of the Optionee's working interest or entitlement with respect to the Agreement, the Property or the Products.

4. For the purposes of this Schedule B, the term "PRODUCTS" shall be interpreted as a collective reference to Stone Products and Other Products and the term "ROYALTY" shall be interpreted as a collective reference to the NSAR Royalty and the NSMR Royalty.

5.       Net Sales Returns Royalty - Stone Products

         a. Net sales returns means the gross proceeds from the sale or disposition of Stone Products to an independent purchaser, after deducting therefrom the cost of Valuation, Sorting, Shipping and Insurance in connection with the Stone Products as well as any sales, excise, production, export and other duties, levies, assessments and taxes (except income taxes) payable on the production or sale of Stone Products (but not income taxes), and for the purposes hereof:

                  i. "VALUATION" means the establishing of a value for each lot or group of sorted Stone Products for purposes of reference when negotiating with a potential purchaser of the same;

                  ii. "SORTING" means the final separation of Stone Products and dividing them into groups according to quality, size, or other characteristics, and then the division of such groups into appropriate lots or groups for valuing and/or sale, it being acknowledged that in the case of gem quality Stone Products, a group or lot may be a single stone;

                  iii. "SHIPPING" means all methods of transportation or places of storage of Stone Products from the moment they leave the Property until the passing of title thereto or risks therefor (whichever is the later) to an independent purchaser, including, without limitation, any cost that may be incurred by reason of such methods or places used or any sorting or valuation facilities being situated off the Property; and


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

                  iv. "INSURANCE" means all insurance that the Optionee considers advisable to protect all or part of the Stone Products in the possession or control of the Optionee (including, without limitation, during shipping) until the passing of title thereto or risks therefor (whichever is the later) and including, without limitation, the insurance or bonding of any person who does or may come into contact with any such Stone Products at any point during the operations of the Optionee whether such person is an employee of the Optionee or otherwise.

         b. If Stone Products are sold to any entity with which the Optionee does not deal at arm's length, the Stone Products shall for the purposes hereof be deemed to have been sold at prices determined by an independent valuator chosen by the Optionor.

         c. The Optionee shall not have the right to commingle Stone Products produced from the Property with similar products produced from other properties.

6.       Net Smelter Returns Royalty - Other Products

         a. Net smelter returns means the gross proceeds from the sale or disposition of Other Products removed from the Property after deducting the costs of treatment, tolling, smelting, refining and minting of such products and all costs associated therewith such as transporting, insuring, handling, weighing, sampling, assaying and marketing, as well as all penalties, representation charges, referee's fees and expenses, import taxes and export taxes; and the term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores or concentrates.

         b. If smelting, refining, treatment, assay or sampling of Other Products is performed by facilities owned or controlled by the Optionee or any of its affiliates, all charges, costs and penalties therefor to be deducted pursuant to the foregoing paragraph shall be equal to and not exceed actual costs incurred by the Optionee in carrying out such processes and shall not exceed such amounts which the Optionee would have incurred if such operations were conducted at facilities operating at arm's length to the Optionee, and which were then offering comparable services for comparable quantities and quality of Other Products.

         c. The Optionee shall have the right to commingle Other Products produced from the Property with ores and minerals produced from other properties. Before commingling, Other Products from the Property shall be weighed, sampled, assayed, measured or gauged by the Optionee in accordance with sound mining and metallurgical practices for moisture, penalty substances and payable content. Records shall be kept by the Optionee for a reasonable time showing weights, moisture and assays of payable content. Prior to commingling, the Optionee shall give thirty (30) days notice to the Optionor specifying its decision to commingle and outlining the procedures it proposes to follow.

7.       General

         a. Royalties shall accrue at the time of sale or deemed sale, as applicable, and they shall become due and payable in cash on a calendar quarter basis, on the twentieth (20th) day of the month next following the calendar quarter in which they accrue.

         b. At the time of making each Royalty payment to the Optionor, the Optionee shall provide the Optionor with a certificate of a senior officer of the Optionor certifying as to the accuracy of the calculations of the Royalty payment and setting out the method of the calculation thereof to which shall be attached a true copy of the related smelter or sales receipt or receipts.


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         c.       Net sales returns and net smelter  returns upon the respective
                  Products shall be calculated exclusively as provided herein, and the Royalty computed thereon shall be determined without regard to any "hedging", "forward", "futures" or comparable sales (collectively referred to as "FUTURE trading") of such Products by or on behalf of the Optionee. The Optionor shall not be entitled to any benefit of or be subject to any loss attributable to such future trading by the Optionee.

         d. The Optionee shall cause to be kept proper books of account, records and supporting materials covering all matters relevant to the calculation of Royalties payable to the Optionor, and the reasonable verification thereof; and the Optionor shall have, from time to time, the unfettered right, during regular business hours and on reasonable notice, to carry out at its sole cost and expense an audit by established independent professionals chosen by the Optionor, of the methodology and manner of calculating all Royalty payments hereunder and the Optionee shall provide, during regular business hours and on reasonable notice, unrestricted access to its books, accounts, records, vouchers, smelter settlements, sales receipts and related documentation for this purpose. Should there be any difference in the amount of the Royalty payment or payments which are ultimately determined by the process described in
                  Article 8 of the Agreement to be in the Optionor's favour, which exceed three (3%) percent of the amount of the Royalty paid to the Optionor, then the cost of said audit, to the extent reasonable, shall be reimbursed to the Optionor by the Optionee.

         e. Any dispute relating to the quantum or methodology of calculating all Royalties payable hereunder shall be settled by arbitration pursuant to the provisions of Article 24 of the Agreement.


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